Exhibit 10.1(m)
Confidential

MYLAN N.V.
2003 LONG-TERM INCENTIVE PLAN
NOTICE OF AWARD OF RESTRICTED STOCK UNITS
[ _________ ] (the “Participant”) has been granted, effective as of the grant date [ _________ ], an award of restricted stock units (the “Award”) payable in ordinary shares of (the “Shares”) of Mylan N.V. (the “Company”) pursuant to the Company’s 2003 Long-Term Incentive Plan, as amended to date (the “Plan”).  The Award is subject to the terms and conditions set forth below and in the Plan, which is a part of this Notice.

1.  Number of Restricted Stock Units (RSUs):  [ _________ ], where 1 RSU is equal to the right to receive [ __ ] Share[s].

2.  Vesting:  Restrictions on the RSUs lapse (and shares will be released to the Participant) in accordance with the vesting schedule, subject to the terms of the Plan and this Notice.

3.  Forfeiture:   Subject to Sections 7.03 and 7.04 of the Plan, if the Participant’s employment with the Company or any of its subsidiaries terminates for any reason, all RSUs shall be forfeited and returned to the Company, and all rights of the Participant with respect to such RSUs shall terminate.

4.  Change in Control:  Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control (as defined in the Plan), any unvested Awards granted pursuant to this Agreement shall vest as follows:

a)  With respect to each unvested Award that is assumed or substituted in connection with a Change in Control, in the event of a termination of the Participant’s employment or service during the 24-month period following such Change in Control (i) without Cause or (ii) by the Optionee for Good Reason, such Award shall become fully vested and exercisable as of such termination of employment.  Cause and Good Reason shall have the meanings assigned to such terms in the Mylan Inc. Severance Plan (or any successor plan), unless the Participant is entitled to severance benefits under a Transition and Succession Agreement or an Employment Agreement, in which case the definitions in such agreement, if any, shall apply.

b)  For purposes of this Section 4, an Award shall be considered assumed or substituted for if, following the Change in Control, the Award remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control (including vesting conditions) except as set forth in this Section 4 and except that the Award instead confers the right to receive publicly traded equity securities of the acquiring entity or the ultimate parent company which results from the Change in Control.

c)  With respect to each unvested Award that is not assumed or substituted in connection with a Change in Control, immediately upon the occurrence of the Change in Control, such Award shall become fully vested and exercisable.

d)  Notwithstanding any other provision of the Plan, in the event of a Change in Control, the Committee may, in its discretion, except as would otherwise result in adverse tax consequences under Code Section 409A, provide that each Award shall, immediately upon the occurrence of a Change in Control, be cancelled in exchange for a payment in cash or securities in an amount equal to (i) the excess of the consideration paid per Share in the Change in Control over the purchase price (if any) per Share subject to the Award multiplied by (ii) the number of Shares then outstanding under the Award.

e)  Notwithstanding the foregoing, for each Award that constitutes deferred compensation under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

5. Employee Data Privacy:  The Optionee hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Company, its Affiliates and its Subsidiaries (“the Company Group”) for the exclusive purpose of implementing, administering and managing your participation in the Plan.  The Optionee also:

          a)  understands that the Company Group holds certain personal information about him or her, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Option Shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Option Shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”);

          b)  understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country;

          c)  that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative;

          d)  authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any Option Shares acquired;

          e)  understands that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan;

f)  understands that the Optionee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative; and
g)  understands that refusing or withdrawing consent may affect his or her ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, the Optionee may contact his or her local human resources representative.

6.  Limitation Of Liability Of The Committee And Board Of Directors:  The Participant agrees that the liability of the officers and the Board of Directors of the Corporation to the Participant under this Agreement shall be limited to those actions or failure to take actions which constitute self-dealing, willful misconduct or recklessness.

7.  Dutch Payment Obligation:  Upon the issuance of Shares, the Participant shall be obligated under Dutch law to pay to the Company the nominal value of EUR 0.01 per Share (the “Dutch Payment Obligation”).  The Company hereby grants the Participant the right to receive an equivalent payment from the Company and shall set-off the Dutch Payment Obligation against the right to such payment (resulting in a net payment of zero (0)).  The Participant’s right to a payment from the Company cannot be used for any purpose other than as described above and cannot be assigned, transferred, pledged or sold.

8.  Governing Law:  This Notice shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.